Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated March 30, 2010 accompanying the financial statements of CHDT Corporation which are included in this Form S-1 registration statement and amendments thereto.  We consent to the incorporation by reference in the registration statement of the aforementioned report.

/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
June 24, 2010